                                                                     Exhibit 8.1

                       [Mayer, Brown & Platt Letterhead]


                                 July 29, 1999



Security Capital U.S. Realty
25b boulevard Royal
L-2449 Luxembourg

     Re: Registration on Form F-1 of U.S. $450,000,000 of 2% Senior Unsecured Convertible Notes due 2003 and 11,875,928 Shares, Par Value $4.00 per Share, of Security Capital U.S. Realty

Dear Ladies and Gentlemen:

     We have acted as United States tax counsel to Security Capital U.S. Realty, a Luxembourg corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of its registration statement on Form F-1 (the "Registration Statement"), dated July 30, 1999. By filing of the Registration Statement, the Company registered $450,000,000 of 2% Senior Unsecured Convertible Notes due 2003 and 11,875,928 common shares of the Company, par value $4.00 per share. You have requested our opinion regarding certain statements set forth in the prospectus (the "Prospectus") which forms part of the Registration Statement.

     In providing this opinion, we have relied on (i) the description of the transaction as set forth in the Prospectus, (ii) factual representations provided by the Company relating to its current and anticipated operation, management, ownership and structure, (iii) factual representations provided by Security Capital Holdings S.A. relating to its current and anticipated operation, management, ownership and structure, (iv) factual representations provided by Security Capital (EU) Management S.A. relating to its current and anticipated operation, management, ownership and structure, (v) factual representations provided by Security Capital Real Estate Research Group relating to its current and anticipated operation, management, ownership and structure and (vi) factual representations provided by Security Capital Group relating to its operation, management, ownership and structure.

     Based upon and subject to the foregoing, it is our opinion that the information set forth in the Prospectus under the captions "United States Federal Income Taxation of Securityholders", "U.S. Federal Information Reporting and Withholding", "U.S. Federal Information Requirements" and "U.S. Federal Income Taxation of SC-US Realty" to the extent it constitutes matters of law or legal conclusions has been reviewed by us and is correct in all material

Security Capital U.S. Realty
July 29, 1999
Page 2

respects. In addition, based upon and subject to the foregoing, we confirm our specific opinions in the Prospectus under the captions "United States Federal Income Taxation of Securityholders - Accumulated Earnings Tax", "United States Federal Income Taxation of Securityholders - Foreign Investment Company", "United States Federal Income Taxation of Securityholders - Passive Foreign Investment Company" and "United States Federal Income Taxation of SC-US Realty".

     This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, the interpretation of the Code and such regulations by the courts and the Internal Revenue Service and the United States-Luxembourg tax treaty, as they are in effect and exist at the date of this opinion. It should be noted that laws, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusion.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereof.

                                    Sincerely,

                                    /s/ Mayer, Brown & Platt

                                    MAYER, BROWN & PLATT